Exhibit 99.1

News Announcement

NEXSTAR BROADCASTING ANNOUNCES EXPIRATION OF TENDER OFFER AND CONSENT SOLICITATION FOR SENIOR SUBORDINATED NOTES DUE 2014 AND SENIOR SUBORDINATED PIK NOTES DUE 2014

Irving, TX – November 23, 2012 — Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) (the “Company”) announced today the expiration and final results of the previously announced cash tender offer and consent solicitation by its wholly-owned subsidiary, Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”), to purchase any and all of its outstanding $3,912,000 aggregate principal amount of 7% Senior Subordinated Notes due 2014 (the “2014 Notes”) and $112,593,449 aggregate principal amount of 7% Senior Subordinated PIK Notes due 2014 (the “2014 PIK Notes” and, together with the 2014 Notes, the “Notes”). The tender offer expired pursuant to its terms at midnight, New York City time, on November 21, 2012 (the “Expiration Date”).

On November 9, 2012 (the “Early Settlement Date”), Nexstar Broadcasting made a payment in cash for all Notes tendered prior to 5:00 p.m., New York City time, on November 6, 2012 (the “Consent Payment Deadline”). As of the Consent Payment Deadline, Nexstar Broadcasting had received tenders and consents in respect of (i) $3,840,000 aggregate principal amount of 2014 Notes, representing approximately 98.16% of the outstanding aggregate principal amount of the 2014 Notes, and (ii) $110,709,613 aggregate principal amount of 2014 PIK Notes, representing approximately 98.33% of the outstanding aggregate principal amount of the 2014 PIK Notes, all of which were accepted for purchase. The holders of the accepted Notes received total consideration of $1,003.00 per $1,000 of principal amount tendered, which amount included a consent payment of $10.00 per $1,000 principal amount of Notes tendered. The total cash payment to purchase such Notes, including accrued and unpaid interest up to, but not including, the Early Settlement Date, was approximately $117.4 million.

As of the Consent Payment Deadline, Nexstar Broadcasting also received consents from holders representing a majority in aggregate principal amount outstanding of each of the 2014 Notes and the 2014 PIK Notes to adopt the proposed amendments to the indentures governing each of the 2014 Notes and the 2014 PIK Notes. On the Early Settlement Date, Nexstar Broadcasting and the guarantors party to each of the indentures governing each of the 2014 Notes and the 2014 PIK Notes entered into supplemental indentures effecting the proposed amendments with respect to each series of Notes.

Between the Consent Payment Deadline and the Expiration Date, Nexstar Broadcasting received tenders for an additional $8,000 aggregate principal amount of the 2014 Notes. No additional 2014 PIK Notes were tendered between the Consent Payment Deadline and the Expiration Date.

A total of (i) approximately $64,000 in aggregate principal of the 2014 Notes remains outstanding and (ii) approximately $1,883,836 in aggregate principal of the 2014 PIK Notes remains outstanding. Nexstar Broadcasting or its affiliates may at any time and from time to time redeem or purchase in a privately negotiated transactions or otherwise the remaining Notes.

The tender offer and consent solicitation were made upon the terms and subject to the conditions set forth in the related Offer to Purchase and Consent Solicitation Statement dated October 24, 2012 (the “Statement”).

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The tender offer and consent solicitation were only made pursuant to the terms of the Statement and the related letter of instructions. The tender offer and consent solicitation were made in any jurisdiction in which the making or acceptance thereof would not have been in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, Nexstar Broadcasting, the dealer manager, the solicitation agent, the information agent, the depositary or their respective affiliates made any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer or deliver their consent to the proposed amendments.

BofA Merrill Lynch acted as dealer manager and solicitation agent for the tender offer and consent solicitation and Global Bondholder Services Corporation acted as information agent and depositary for the tender offer. Requests for documents may be directed to Global Bondholder Services Corporation at (866) 389-1500 (toll free) or (212) 430-3774 (collect). Questions regarding the tender offer or consent solicitation may be directed to BofA Merrill Lynch at (888) 292-0070 (toll free) or (646) 855-3401 (collect).

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 55 television stations and 11 related digital multicast signals reaching 32 markets or approximately 9.3% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, and Bounce TV, the nation’s first over-the-air broadcast television network programmed for African-American audiences and three independent stations. Nexstar’s 31 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Assuming completion of the proposed acquisition of twelve stations from Newport Television, LLC, Nexstar will own, operate, program or provide sales and other services to 67 television stations and related digital multicast signals reaching 39 markets or approximately 11.4% of all U.S. television households. Assuming completion of the proposed acquisition of three additional stations from Newport Television, LLC and two stations from Smith Media, LLC, Nexstar will own, operate, program or provide sales and other services to 71 television stations and related digital multicast signals reaching 41 markets or approximately 12.3% of all U.S. television households.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements are not based on historical facts but instead represent only our current beliefs regarding future events. All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements. Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.” Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact: Thomas E. Carter Chief Financial Officer Nexstar Broadcasting Group, Inc. (972) 373-8800	Joseph Jaffoni JCIR (212) 835-8500 or nxst@jcir.com

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